Exhibit 99.1

December 16, 2013                                                                                                                                            Contact:
                                                                       Zac Nagle
                                                                      Vice President,
                                                                      Investor Relations and Communications
                                                                     713-753-5082
                                                                      investors@kbr.com

                                                                       Rick Goins
                                                                       Director of Communications
                                                                      713-753-8209
                                                                      mediarelations@kbr.com

KBR Announces CEO Transition Plan

William P. “Bill” Utt to Retire in 2014; Board of Directors Forms Search Committee to Identify Successor

HOUSTON, TX - KBR, Inc. (NYSE: KBR) today announced that William P. “Bill” Utt will retire from his role as Chairman, President and Chief Executive Officer in 2014. The Board of Directors has formed a search committee to identify his successor. To ensure a smooth transition, Mr. Utt will continue to lead KBR in his current positions until a new CEO is appointed and will support the Board’s search process. The Board has retained Russell Reynolds Associates, a leading executive search firm to assist in the process.

“It has been a privilege to lead the finest employees in the industry, whose commitment, integrity and ingenuity never cease to impress me,” said Mr. Utt. “I believe that we have built a strong platform for long-term growth, and I am confident in the Company’s future. After more than eight years at KBR, I am now looking forward to the next chapter of my life with more time for family and the opportunity to pursue other avenues for my personal and professional growth. At the same time, I am fully committed to helping the Board identify my successor and effecting a smooth leadership transition.”

Loren Carroll, KBR lead Director, said, “We want to thank Bill for his commitment and many contributions to KBR. Under his leadership, KBR has built a strong foundation for growth and navigated many unique challenges of our industry. We believe we are well positioned for the future and look forward to identifying a new leader who will leverage the Company’s broad geographic footprint, extensive capabilities and strong customer relationships to drive results. We appreciate Bill’s continued contributions and dedication to ensuring a seamless transition and we wish him the best in his future endeavors.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, chemicals, government services, minerals, civil infrastructure, power, industrial, and commercial markets.  For more information, visit www.kbr.com.

###